DCR
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Duff & Phelps Credit Rating Co.


                                  PRESS RELEASE

          DCR Reaffirms Ratings on DiTech Home Loan Owner Trust 1997-1

Chicago (June 1, 1998) - Duff & Phelps Credit Rating Co. (DCR) reaffirmed the outstanding ratings on DiTech Funding Corp.'s (DiTech) high loan-to-value loan securitization transaction. This reaffirmation follows the transfer of servicing to its new servicing operation and the signing of a letter of intent to provide master servicing by GMAC Mortgage. The home loan asset-backed notes were issued by DiTech Home Loan Owner Trust 1997-1 in October 1997. The ratings on the six classes of publicly offered securities are affirmed as follows:

Class              Original Amount                    DCR  Rating
A-1                $24,636,000                        AAA (Triple-A)
A-2                $22,945,000                        AAA (Triple-A)
A-3                $24,897,000                        AAA (Triple-A)
A-4                $13,622,000                        AAA (Triple-A)
M-1                $17,700,000                         AA (Double-A)
M-2                $ 7,200,000                          A (Single-A)

DiTech, the servicer of the transaction, has set up servicing operations in Mountainside, N.J. to service its high loan-to-value ratio home improvement and debt consolidation home loans. Servicing on the loans collateralizing Series 1997-1 was transferred on May 20, 1998. DCR has visited the servicing operations of DiTech and believes that the company has the experience and staff to service the home loans in a manner sufficient to support the certificate ratings. The Bank of New York continues to act as back-up servicer and is receiving loan level servicing tapes to facilitate this role.

Additionally, DiTech intends to retain GMAC Mortgage as master servicer for the Series 1997-1 transaction. To this end, GMAC Mortgage has issued, and DiTech has executed, a letter of intent dated May 27, 1998, to enter into a Master
Servicing Agreement for the transaction. Under this agreement, GMAC Mortgage will generally oversee the servicing and collection efforts of DiTech and perform monthly reconciliation of servicing reports produced by DiTech.

DiTech Funding Corp., originator and servicer of the loans, is a California corporation that is a mortgage lender engaged in the business of originating, purchasing, selling, securitizing and servicing home loans on one- to four-family residential properties, including first mortgage loans as well as non-conforming second lien home loans. DiTech was incorporated in California in 1995 and currently is licensed or registered as a mortgage lender in 49 states. DiTech has been originating non-conforming second lien loans since September 1996.

DCR Contacts:

Michelle Lyn-Russell
(312) 368-2087
russell@dcrco.com

Henry W. Hayssen
(212) 908-0209
hayssen@dcrco.com

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